EXHIBIT A
                    nSTOR TECHNOLOGIES, INC.
                     1996 STOCK OPTION PLAN

     1.   Purpose.  The nStor Technologies, Inc. 1996 Stock
Option Plan (the "Plan") is intended to further the interest of nStor Technologies, Inc., a Delaware corporation (the "Company"), its subsidiaries and its shareholders by providing incentives in the form of stock option grants to certain key employees who contribute materially to the success and profitability of the Company. The grants shall recognize and reward outstanding individual performances and contributions and shall give such persons a proprietary interest in the Company, thus enhancing their personal interest in the Company's continued success and progress. The Plan shall also assist the Company and any subsidiaries it may have in attracting and retaining key personnel. The Plan is also intended to provide the Company flexibility and the means to reward directors and other non-employees who render valuable contributions to the Company.

     2. Definitions. The following definitions shall apply to this Plan:

          (a) "Agreement" means a written agreement entered into between the Company and a Recipient that embodies the terms and restrictions of the Option granted to the Recipient.

          (b) "Board" means the board of directors of the Company.

          (c) "Change in Control" occurs if (i) there occurs any transaction (which shall include a series of transactions occurring within sixty (60) days) that has the result that shareholders of the Company immediately before such transaction cease to own at least fifty-one percent (51%) of the voting stock of the Company or any entity that results from the participation of the Company in a merger, reorganization, consolidation, liquidation or any other form of corporate transaction; (ii) the shareholders of the Company approve a plan of merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive (unless the approved merger, consolidation, reorganization, liquidation or dissolution is subsequently abandoned); (iii) the Company disposes of all or substantially all of its assets; or (iv) a majority or more of the directors nominated by the Board to serve as directors, each having agreed to serve in such capacity, fail to be elected in a contested election of directors.

          (d)  "Code" means the Internal Revenue Code of 1986, as
amended.
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          (e)  "Committee" means a committee appointed by the
Board, in accordance with Section 3 hereof, to administer the Plan.

          (f)  "Common Stock" means the common stock, par value
$.05 per share, of the Company or such other class of shares or securities to which the Plan may apply pursuant to Section 13 of the Plan.

          (g)  "Company" means nStor Technologies, Inc.

          (h) "Date of Grant" means the date on which the Option is granted.

          (i) "Dispose Of" means pledge, hypothecate, give, assign, encumber, sell, grant an option with respect to, or otherwise transfer, to any party, whether or not such party is a shareholder of the Company.

          (j)  "Effective Date" means October 5, 1996.

          (k) "Eligible Person" means any person who performs or has in the past performed services for the Company or any Subsidiary, whether as a director, officer, employee, consultant or other independent contractor, and any person who performs services relating to the Company in his or her capacity as an employee or independent contractor of a corporation or other entity that provides services for the Company.

          (l) "Employee" means any person employed on an hourly or salaried basis by the Company or any parent or Subsidiary of the Company that now exists or hereafter is organized or acquired by or acquires the Company.

          (m) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (n) "Fair Market Value" means the fair market value of the Common Stock. If the Common Stock is not publicly traded on the date as of which fair market value is being determined, the Board shall determine the fair market value of the Shares using such factors as the Board considers relevant, such as the price at which recent sales have been made, the book value of the Common Stock, and the Company's current and projected earnings. In determining the fair market value of the Shares, the Board may, but is not required to, utilize information from or opinions of outside advisors. If the Common Stock is publicly traded on the date as of which fair market value is being determined, the fair market value shall be the average of the high and low sale prices of the Common Stock as reported by the National Association of Securities Dealer Automated Quotations ("Nasdaq") on that date, or, if the Common Stock is listed on a stock exchange, the average of the high and low sale prices of the Common Stock on that date, as reported in The Wall Street Journal. If trading in the Common Stock or a price quotation does not occur on the date as of which fair market value is being determined, the next preceding date on which the Common Stock was traded or a price was quoted shall determine the fair market value.

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          (o)  "Incentive Stock Option" means a stock option
granted pursuant to either this Plan or any other plan of the Company that satisfies the requirements of Section 422 of the Code and Section 14 hereof and that entitles the Recipient to purchase stock of the Company or in a corporation that at the time of grant of the option was a parent or Subsidiary of the Company or a predecessor corporation of any such corporation. If the requirements of Section 14 of the Plan are in conflict with any other provision of the Plan with respect to an Incentive Stock Option, the provisions of Section 14 of the Plan shall control.

          (p) "Non-Employee Director" shall have the meaning ascribed to such term in Rule 16b-3 promulgated under the Exchange Act.

          (q) "Nonqualified Stock Option" means an Option which is not an Incentive Stock Option.

          (r) "Option" means a stock option granted pursuant to the Plan. Each Option shall be a Nonqualified Stock Option unless expressly designated as an Incentive Stock Option by the Plan Administrators in establishing the terms of the Option at grant.

          (s) "Option Shareholder" shall mean a Recipient who has exercised his or her Option.

          (t) "Option Shares" means Shares issued upon exercise of an Option.

          (u) "Permanent and Total Disability" shall have the meaning ascribed to such term in Section 22(e)(3) of the Code.

          (v)  "Plan" means this nStor Technologies, Inc. 1996
Stock Option Plan.

          (w) "Plan Administrators" shall have the meaning ascribed to the term in Section 3 hereof.

          (x)  "Recipient" means a person who receives an Option.

          (y) "Shares" means shares of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

          (z) "Shareholder Approval" means a vote of the shareholders of the Company to approve, or to ratify the approval by the Company's Board of, this Plan in accordance with the laws of the Company's state of incorporation and other laws or rules applicable to the Company (including rules of any stock exchange on which the Company's securities are listed or admitted for trading).

          (aa) "Subsidiary" means any corporation fifty percent or more of the voting securities of which are owned directly or indirectly by the Company at any time during the existence of this Plan.

     3. Administration. This Plan shall be administered by the Board or the Committee (in either event, the "Plan Administrators"). The Committee shall be comprised solely of two or more members of the Board who shall be Non-Employee Directors. The Plan Administrators shall have authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to prescribe the form of any agreement or instrument executed in connection herewith, and to make all other determinations necessary or advisable for the administration of the Plan. All such interpretations, rules, regulations and determinations shall be conclusive and binding on all persons and for all purposes. A majority of the Plan Administrators constitutes a quorum for purposes of administering the Plan, and all determinations of the Plan Administrators shall be made by a majority of the members present at a meeting at which a quorum is present or by the unanimous, written consent of the Plan Administrators. Notwithstanding the foregoing, the Plan Administrators shall not have any discretion with respect to Options granted to Non-Employee Directors pursuant to Subsection 5(b)(2) of the Plan.

     4.   Shares Subject to Plan.  Subject to the provisions of
Section 13 of the Plan, the maximum aggregate number of Shares that may be subject to Options under the Plan shall be 2,500,000. If an Option should expire or become unexercisable for any reason without having been exercised, the unpurchased Shares that were subject to the Option shall, unless the Plan has then terminated, be available for other Options under the Plan.

     5.   Option Grants.

          (a) Discretionary Grants. Any Eligible Person that the Plan Administrators in their sole and absolute discretion designate is eligible to receive an Option under this Plan. The award by the Plan Administrators of an Option to a Recipient in any year does not require the Plan Administrators to award an Option to that Recipient in any other year. Furthermore, the Plan Administrators may award different Options to different Recipients and has full discretion to choose whether to grant Options to any eligible person. The Plan Administrators may consider such factors as it deems pertinent in selecting Recipients and in determining the amount of their Options, including, without limitation, (i) the financial condition of the Company or its Subsidiaries; (ii) expected profits for the current or future years; (iii) the contributions of a prospective Recipient to the profitability and success of the Company or its Subsidiaries; and (iv) the adequacy of the prospective Recipient's other compensation. Recipients may include persons to whom stock, stock options, stock appreciation rights, or other benefits previously were granted under this or another plan of the Company or any Subsidiary, whether or not the previously granted benefits have been fully exercised or vested.

     (b)  Non-Employee Director Grants.

          (1) Initial Grants. Each category of Non-Employee Director of the Company described below shall be automatically granted an Option to purchase shares of Common Stock of the Company in the amounts, and effective as of the dates, set forth below:

          a. for any Non-Employee serving on the Board at the Effective Date, the number of shares of Common Stock set forth on Schedule A hereto, to be effective as of the Effective Date;

          b. for any Non-Employee Director elected by the shareholders of the Company subsequent to the Effective Date, such number of shares of Common Stock as the Board may determine, to be effective as of the date of such Non-Employee Director's election to the Board; and

          c. for any Non-Employee Director appointed by the Board subsequent to the Effective Date, such number of shares of Common Stock as the Board may determine, to be effective at the time such Non-Employee Director's appointment to the Board becomes effective.

     (2) Annual Grants. Each Non-Employee Director shall automatically be granted, effective each anniversary of his appointment to the Board, an Option to purchase 20,000 shares of Common Stock.

     (3) Exercise Price. The exercise price of each Share subject to an Option granted to an Non-Employee Director shall be the Fair Market Value of the Common Stock on the date the Option is granted.

     (4) Exercise of Options. All Options granted to a Non-Employee Director shall become exercisable on the first anniversary of the Date of Grant provided, however, that such Non-Employee Director continues to serve as a member of the Company's Board as of such date. Options may be exercised by the Non-Employee Director for a period of ten years from the Date of Grant provided, however, that in the event of the death of a Non-Employee Director, the Option shall be exercisable only within the twelve months next succeeding the date of death, and then only (i) by the executor or administrator of the Non-Employee Director's estate or by the person or persons to whom the Non-Employee Director's rights under the Option shall pass by the Non-Employee Director's will or the laws of descent and distribution, and (ii) if and to the extent that the Non-Employee
Director was entitled to exercise the Option at the date of the Non-Employee Director's death, provided that in no event shall the Option be exercisable more than ten years after the Date of Grant.

     (c) No Right of Employment. A Recipient's right, if any, to continue to serve the Company and its Subsidiaries as an officer, Employee, or otherwise shall not be enlarged or otherwise affected by his designation as a Recipient under this Plan, and such designation shall not in any way restrict the right of the Company or any Subsidiary, as the case may be, to terminate at any time the employment or affiliation of any Recipient.

     6.   Option Requirements.  Each Option granted to a
Recipient under Section 5 of the Plan shall contain such provisions as the Plan Administrators at the Date of Grant shall deem appropriate. Each Option granted to a Recipient shall satisfy the following requirements:

          (a) Written Agreement. Each Option granted to a Recipient shall be evidenced by an Agreement. The terms of the Agreement need not be identical for different Recipients. The Agreement shall include a description of the substance of each of the requirements in this Section 6 with respect to that particular Option.

          (b) Number of Shares. Each Agreement shall specify the number of Shares that may be purchased by exercise of the Option.

          (c) Exercise Price. Unless provided otherwise by the Plan Administrators in establishing the terms of the Option at grant, the exercise price of each Share subject to an Option shall not be less than the Fair Market Value of the Share on the Option's Date of Grant.

          (d) Duration of Option. Each Option granted to a Recipient shall expire on the tenth anniversary of its Date of Grant, or at such earlier or later date as is set by the Plan Administrators in establishing the terms of the Option at grant, or at such later date as is set by the Plan Administrators subsequent to the Date of Grant but prior to the tenth anniversary of the Date of Grant. If the Recipient's employment or affiliation with the Company terminates before the expiration date of an Option, the Options owned by the Recipient shall expire on the earlier of the date stated in this Subsection 6(d) or the date stated in following Subsections of this Section 6. Furthermore, expiration of an Option may be accelerated under Subsection 6(g) of the Plan.

          (e) Vesting of Option and Exercisability. Unless otherwise provided for by the Plan Administrators in establishing the terms of the Option at grant, a Recipient's interest in an Option shall vest according to the schedule described in this Subsection 6(e) and shall be exercisable as to not more than the vested percentage of the Shares subject to the Option at any point in time. To the extent an Option is either unexercisable or unexercised, the unexercised portion shall accumulate until the Option both becomes exercisable and is exercised, subject to the provisions of Subsection 6(d) of the Plan.

Anniversary of Date of Grant               Percent Vested

Prior to 1st anniversary                         0%
        1st                                     20%
        2nd                                     40%
        3rd                                     60%
        4th                                     80%
        5th                                    100%


The Plan Administrators, in their sole and absolute discretion, may accelerate the vesting of any Option at any time.

          (f)     Death, Disability or Termination of Service or
Affiliation.

                  (1)     In the case of the retirement at or
after age 65, death or Permanent and Total Disability of the Recipient, then all Options which would have otherwise vested and become exercisable in the one (1) year period following such event shall continue to so vest and become exercisable as so scheduled and, together with any previously exercisable Options held by the Recipient, shall expire on the one year anniversary of the Recipient's retirement, death, or if earlier, the date specified in Subsection 6(d), unless the Plan Administrators set an earlier or later expiration date in establishing the terms of the Options at grant or a later expiration date subsequent to the Date of Grant but prior to the one year anniversary of the Recipient's retirement or death.

          (2) If the Recipient ceases employment or affiliation with the Company for any reason other than retirement, death or Permanent and Total Disability, all Options held by the Recipient shall expire three months following the last day that the Recipient is employed by or affiliated with the Company, or at such earlier or later date as is set by the Plan Administrators in establishing the terms of the Option at grant, or at such later date as is set by the Plan Administrators subsequent to the date of grant but prior to the thirtieth day following the last day the Recipient is employed by or affiliated with the Company. The Option may be exercised only for the number of Shares for which it could have been exercised on such termination date pursuant to Subsection 6(e), subject to any adjustment under
Section 13 of the Plan. Notwithstanding any provisions set forth herein, if the Recipient shall (i) commit any act of malfeasance or wrongdoing affecting the Company or any parent or any Subsidiary, (ii) breach any covenant not to compete or employment agreement with the Company or any parent or Subsidiary, or (iii) engage in conduct that would warrant the Recipient's discharge for cause, any unexercised part of the Option shall lapse immediately upon the earlier of the occurrence of such event or the last day the Recipient is employed by or affiliated with the Company.

     (g) Change in Control. Contingent upon the occurrence of a Change in Control, the Board may, but is not required to, take one or more of the following actions:

          (1)  accelerate the vesting of any Option;

          (2) terminate all Options outstanding under the Plan effective upon the date of the Change in Control and make, within ninety days after the date of the Change in Control, a cash payment to the Recipient equal to the difference between the Exercise Price and the Fair Market Value of the vested but unexercised Shares subject to the terminated Option on the date of the Change in Control; or

          (3) accelerate the expiration of the Options to a date not earlier than the fifteenth day after the date of the Change in Control.

     (h) Conditions Required for Exercise. Options granted to Recipients under the Plan shall be exercisable only to the extent they are vested according to Subsection 6(e) hereof.
Furthermore, each Option granted under the Plan is exercisable only if the issuance of Shares pursuant to the exercise would be in compliance with applicable securities laws, as contemplated by
Section 9 hereof. The Plan Administrators may provide for additional conditions for the exercise of any Option in establishing the terms of the Option at grant.

     7. Method of Exercise. Subject to the requirements of Subsections 6(e) and 6(f) hereof, an Option granted under this Plan may be exercised in whole or in part. An Option granted under this Plan shall be deemed exercised when the person entitled to exercise the Option (a) delivers written notice to the Chief Executive Officer of the Company (or his designee) of the decision to exercise, (b) concurrently tenders to the Company full payment for the Shares to be purchased pursuant to the exercise, (c) remits to the Company in cash upon demand an amount sufficient to satisfy any federal (including FICA and FUTA amounts), state, and/or local withholding tax requirements at the time the Recipient or his beneficiary recognizes income for federal, state, and/or local tax purposes as the result of the receipt of Shares pursuant to the Plan and (d) complies with such other reasonable requirements as the Plan Administrators establish pursuant to Sections 9 and 10 hereof. Payment for Shares with respect to which an Option is exercised may be made in cash, or by certified check or wholly or partially in the form of Common Stock having a Fair Market Value on the date of exercise equal to the exercise price. No person shall have the rights of a shareholder with respect to Shares subject to an Option granted under this Plan until a certificate or certificates for the Shares have been delivered to him. An Option granted under this Plan may not be exercised in increments of less than one hundred Shares, or, if less, one hundred percent of the full number of Shares as to which it can be exercised. A partial exercise of an Option shall not affect the holder's right to exercise the Option from time to time in accordance with this Plan as to the remaining Shares subject to the Option.

     8. Option Share Transfer Restrictions and Repurchase Rights. The Plan Administrators may, in establishing the terms of an Option at grant, restrict the ability of the Recipient to transfer Option Shares to any person other than the Company and may grant to the Company the right to repurchase Option Shares.

     9.   Compliance with Law.

          (a) Securities Laws. No Option granted hereunder shall be exercisable, in whole or in part, and the Company shall not be obligated to sell any Option Shares if such exercise and sale would, in the opinion of counsel for the Company, violate the applicable requirements of Federal or state securities laws. Each Option shall be subject to the further requirement, that, if at any time the Company shall determine in its sole discretion that the listing or qualification of the Option Shares under any securities exchange or market requirements or under any applicable law, or the consent or approval of any governmental body, is necessary or desirable as a condition of, or in connection with, the issuance of Option Shares, such Option may not be exercised unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

          (b) Delivery of Certificates. If any law or regulation of any state of Federal commission or agency shall require the Company or the Recipient to take any action with respect to the Option Shares, then the date upon which the Company shall deliver or cause to be delivered the certificate or certificates for the Option Shares shall be postponed until full compliance shall have been made with all such requirements. Any certificate issued to evidence Option Shares may bear such legends and statements, and shall be subject to such transfer restrictions, as the Plan Administrators deem advisable to assure compliance with federal and state laws and regulations and with the requirements of this Section 9 and to reflect the provisions of Section 8 hereof.

          (c) Section 16 of the Exchange Act. With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act or its successor under the Exchange Act. To the extent any provision of the Plan or action by the Plan Administrators fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Plan Administrators.

     10. Taxes. The Company shall have the right to withhold from payments otherwise due and owing to the Recipient (or his beneficiary) or to require the Recipient (or his beneficiary) to remit to the Company in cash upon demand an amount sufficient to satisfy any federal (including FICA and FUTA amounts), state, and/or local withholding tax requirements at the time the Recipient (or his beneficiary) recognizes income for federal, state, and/or local tax purposes as the result of the receipt of Shares pursuant to the Plan as a condition to the issuance of Shares upon Option exercise (whether to the Recipient or to his beneficiary). Each person who acquires the right to exercise an Option or to ownership of Shares by bequest or inheritance may be required by the Plan Administrators to furnish reasonable evidence of ownership of the Option as a condition to his exercise of the Option. In addition, the Plan Administrators may require such consents and releases of taxing authorities as the Plan Administrators deem advisable.

     11. Designation of Beneficiary. Each Recipient shall designate in the Agreement a beneficiary to receive Options awarded hereunder in the event of his death prior to full exercise of such Options; provided, that if no such beneficiary is designated or if the beneficiary so designated does not survive the Recipient, the estate of such Recipient shall be deemed to be the Recipient's beneficiary. Recipients may, by written notice to the Plan Administrators, change the beneficiary designated in any outstanding Agreement.

     12. Assignability. An Option granted under this Plan is not transferable except by will or the laws of descent and distribution. During the lifetime of a Recipient, all rights of the Options are exercisable only by the Recipient.

     13. Adjustment Upon Change of Shares. If a merger, reorganization, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering, or other expansion or contraction of the Common Stock of the Company occurs, the number and class of Shares for which Options are authorized to be granted under this Plan, the number and class of Shares then subject to Options previously granted to Recipients under this Plan, and the price per Share payable upon exercise of each Option outstanding under this Plan shall be equitably adjusted by the Board to reflect such changes. To the extent deemed equitable and appropriate by the Board, subject to any required action by shareholders, in any merger, consolidation, reorganization, liquidation or dissolution, any Option granted under the Plan shall pertain to the securities and other property to which a holder of the number of Shares of stock covered by the Option would have been entitled to receive in connection with such event.

     14. Incentive Stock Option Requirements. Notwithstanding any other provision of the Plan, the following requirements apply to each Incentive Stock Option granted pursuant to the Plan.

          (a) Only Employees of the Company shall be eligible to receive grants of Incentive Stock Options.

          (b) The written agreement that evidences an Option grant shall state that the Option is an Incentive Stock Option.

          (c) The exercise price of each Share subject to an Incentive Stock Option shall equal the Fair Market Value of the
Share on the Option's Date of Grant.

          (d) Each Incentive Stock Option shall expire no later than the earliest of:

               (1) the tenth anniversary of the Option's Date of Grant;

               (2) the one year anniversary of the Recipient's death; or

               (3) ninety days following the termination of the Recipient's employment or affiliation with the Company.

          (e)  An Incentive Stock Option granted to an
individual who, on the Date of Grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of either the Company or any parent or Subsidiary, shall be granted at an exercise price of 110 percent of Fair Market Value on the Date of Grant and shall be exercisable only during the five-year period immediately following the Date of Grant. In calculating stock ownership of any person, the attribution rules of Section 424(d) of the Code shall apply. Furthermore, in calculating stock ownership, any stock that the individual may purchase under outstanding options shall not be considered.

          (f) The aggregate Fair Market Value determined on the Date of Grant, of stock in the Company with respect to which any Incentive Stock Options under the Plan and all other plans of the Company or its Subsidiaries (within the meaning of Section 422(b) of the Code) may become exercisable by any individual for the first time in any calendar year shall not exceed $100,000.

     15. Liability of the Company. The Company, its parent and any Subsidiary that is in existence or hereafter comes into existence shall not be liable to any person for any tax consequences expected but not realized by a Recipient or other person due to the exercise of an Option.

     16. Termination and Amendment of Plan. This Plan shall automatically terminate at such time as the Company shall submit a proposal to the Company's shareholders for Shareholder Approval and such proposal fails to achieve the requisite number of votes. Notwithstanding Shareholder Approval, the Board may amend or terminate this Plan at any time or from time to time without the approval of the shareholders of the Company as to such amendment or termination; provided, however, that without the approval of the shareholders to the extent provided in Section 422 of the Code, no amendment shall be effective that:

          (a) increases the aggregate number of Shares that may be delivered upon the exercise of Options granted under the Plan;

          (b) materially modifies the eligibility requirements for participation in the Plan; or

          (c) amends the requirements of Subsections 16(a) or 16(b) hereof.

Any amendment, whether with or without the approval of share-holders, that alters the terms or provisions of an Option granted before the amendment (unless the alteration is expressly permitted under this Plan) shall be effective only with the consent of the Recipient to whom the Option was granted or the holder currently entitled to exercise it.

     17. Expenses of Plan. The Company shall bear the expenses of administering the Plan.

     18. Duration of Plan. Options may be granted under this Plan only during the ten years immediately following the Effective Date.

     19. Applicable Law. The validity, interpretation, and enforcement of this Plan are governed in all respects by the laws of Florida and the United States of America.